Exhibit 10.11

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of November 30, 2007, by and among WINDSTREAM CORPORATION, a Delaware corporation (“WIN”), WINDSTREAM REGATTA HOLDINGS, INC., a Delaware corporation newly formed by WIN (“Holdings”), and REGATTA HOLDING I, L.P., a Delaware limited partnership, REGATTA HOLDING II, L.P., a Delaware limited partnership, and REGATTA HOLDING III, L.P., a Delaware limited partnership (each a “WCAS Sub” and together the “WCAS Subs”).

RECITALS

WHEREAS, as of the date hereof, WIN is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax Returns;

WHEREAS, pursuant to the Amended and Restated Share Exchange Agreement, dated as of August 16, 2007, as subsequently amended, by and between WIN, the WCAS Subs, the Parents, and the Additional WCAS Holders (the “Share Exchange Agreement”), (i) WIN will contribute, or cause to be contributed, to the Division Subsidiaries all of the assets and liabilities primarily associated with the operation of the business of the Division pursuant to certain restructuring transactions, including one or more distributions and/or contributions of assets and/or equity securities (collectively, the “Restructuring Transactions”) and (ii) in exchange for the contribution to Holdings of all of the issued and outstanding capital stock of the Company and other assets related to the Business of the Division, Holdings will distribute to WIN the Holdings Shares and the Holdings Exchange Notes and pay to WIN the Special Dividend, all upon the terms and subject to the conditions set forth in the Share Exchange Agreement (the transactions described in this clause (ii) are collectively referred to herein as the “Contribution”);

WHEREAS, pursuant to the Share Exchange Agreement, on the Closing Date, WIN shall transfer to the WCAS Subs and the Additional WCAS Holders 100 percent of the Holdings Shares in exchange for shares of WIN Common Stock of which the WCAS Subs and the Additional WCAS Holders are the record and beneficial owners (the “Exchange”);

WHEREAS, pursuant to the Share Exchange Agreement, on the Closing Date, WIN expects to effect the exchange of the Holdings Exchange Notes for outstanding WIN debt obligations (“WIN Notes”) held by one or more creditors of WIN (the “Debt Exchange”);

WHEREAS, the Parties to this Agreement intend that the Contribution, together with the Exchange and the Debt Exchange, qualify as a tax-free reorganization under Section 368 of the Code, that the Exchange qualify as a tax-free distribution under Section 355(a) of the Code, and that the Share Exchange Agreement constitute a “plan of reorganization” within the meaning of Sections 361 and 368 of the Code; and

WHEREAS, in connection with the Exchange, the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes, and the prosecution and defense of any Tax Contest;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Share Exchange Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Additional WCAS Holders” shall have the meaning specified in the Share Exchange Agreement.

“Agreement” shall have the meaning specified in the preamble.

“Affiliate” shall have the meaning specified in the Share Exchange Agreement.

“Ancillary Agreements” shall have the meaning specified in the Share Exchange Agreement.

“Business Day” or “Business Days” shall have the meaning specified in the Share Exchange Agreement.

“Closing Date” shall have the meaning specified in the Share Exchange Agreement.

“Closing-of-the-Books Method” shall mean the apportionment of items between portions of a Taxable period based on a closing of the books as of the end of the Closing Date, provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning specified in the Share Exchange Agreement.

“Company” shall have the meaning specified in the Share Exchange Agreement.

“Confidentiality Agreement” shall have the meaning specified in the Share Exchange Agreement.

“Contribution” shall have the meaning specified in the recitals.

“Damages” shall have the meaning specified in the Share Exchange Agreement.

“Debt Exchange” shall have the meaning specified in the recitals.

“Dispute” shall have the meaning specified in Section 2.10.

“Dispute Date” shall have the meaning specified in Section 2.10.

“Disqualifying Action” shall mean any action, including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions, or the failure to take any action expressly required pursuant to this Agreement, the Share Exchange Agreement or the Tax Materials (for the avoidance of doubt, including any such action or failure to take action that is pursuant to any plan, agreement, understanding or arrangement existing in whole or in part prior to the Closing Date), that would, in each case, cause an Exchange Disqualification to occur; provided, however, that, in the case of (x) the Parents and the WCAS Subs, or (y) from and after the Closing Date, Holdings and the Division Subsidiaries, the term “Disqualifying Action” shall not include (i) any action that is expressly required by the terms of the Share Exchange Agreement or any of the Ancillary Agreements, (ii) any action that would not have caused an Exchange Disqualification to occur but for a WIN Action, (iii) for the avoidance of doubt, any action taken by Holdings or any of the Division Subsidiaries prior to the Closing Date or (iv) any action taken solely to mitigate the adverse effects on the Tax-Free Status of the Transactions of a breach by Holdings or any of the Division Subsidiaries, occurring prior to the Closing Date, of a representation, warranty or covenant contained in the Share Exchange Agreement or any of the Ancillary Agreements, regardless of whether such breach or its effects continue after the Closing Date.

“Division” shall have the meaning specified in the Share Exchange Agreement.

“Division Subsidiaries” shall have the meaning specified in the Share Exchange Agreement.

“Exchange” shall have the meaning specified in the recitals.

“Exchange Disqualification” shall mean that (i) the Contribution, taken together with the Exchange and the Debt Exchange, fails to qualify as a tax-free reorganization under Section 368 of the Code; (ii) the Exchange, as such, fails to qualify as a distribution of Holdings Shares to the WCAS Subs pursuant to Section 355 of the Code, pursuant to which no gain or loss is recognized for federal income tax purposes by any of WIN, Holdings or the WCAS Subs, except to the extent of cash received in lieu of fractional shares; (iii) the Debt Exchange fails to constitute a transfer of qualified property to WIN’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code, and/or (iv) the Special Dividend fails to qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, but only to the extent that the Special Dividend does not exceed WIN’s tax basis in the stock of Holdings immediately prior to the Special Dividend and that WIN distributes the Special Dividend to its creditors or shareholders in connection with the Contribution.

“Exchange Taxes” shall mean all Taxes (other than Transfer Taxes), as determined by a Final Determination, resulting from the Restructuring Transactions, the Contribution, the Exchange or the Debt Exchange.

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.

“Forward Commitment” shall mean the conditional forward underwriting commitment (if any) among Wachovia Securities and the WCAS Subs with respect to the Holdings Exchange Notes.

“Governmental Entity” shall have the meaning specified in the Share Exchange Agreement.

“Holdings” shall have the meaning specified in the recitals.

“Holdings Consolidated Group” shall mean any consolidated, combined or unitary group of which Holdings is the common parent corporation.

“Holdings Exchange Notes” shall have the meaning specified in the Share Exchange Agreement.

“Holdings Shares” shall have the meaning specified in the Share Exchange Agreement.

“IRS” shall mean the Internal Revenue Service.

“Maximum Yield” shall mean the yield specified in the Forward Commitment (if any) as the maximum interest rate for the Holdings Exchange Notes.

“Parent” shall have the meaning specified in the Share Exchange Agreement.

“Party” shall mean any of WIN, Holdings or the WCAS Subs, as the context may require.

“Person” shall have the meaning specified in the Share Exchange Agreement.

“Post-Closing Period” shall mean any Taxable year or other Taxable period beginning after the Closing Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Closing Date, that part of the Taxable year or other Taxable period that begins at the beginning of the Business Day after the Closing Date.

“Potential Disqualifying Action” shall have the meaning specified in Section 3.2(b).

“Pre-Closing Period” shall mean any Taxable year or other Taxable period that ends on or before the Closing Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Closing Date, that part of the Taxable year or other Taxable period through the end of the Closing Date.

“Restricted Period” shall mean the two (2) year period commencing on the Closing Date.

“Restructuring Transactions” shall have the meaning specified in the recitals.

“Ruling Request” shall mean the request for the Tax-Free Reorganization Ruling, the Tax-Free Split-Off Ruling (including the Section 355(d) Ruling), the Tax-Free Debt Exchange Ruling, and the Tax-Free Special Dividend Ruling, to be submitted by WIN (and, to the extent applicable, the WCAS Subs) to the IRS.

“Rulings” shall mean the Tax-Free Reorganization Ruling, the Tax-Free Split-Off Ruling (including the Section 355(d) Ruling), the Tax-Free Debt Exchange Ruling and the Tax-Free Special Dividend Ruling.

“Section 355(d) Breach” shall mean the inaccuracy, incorrectness or incompleteness of any factual information provided to the IRS by or on behalf of any Parent or WCAS Sub or any affiliate of any Parent or WCAS Sub in connection with the Section 355(d) Ruling (including, but not limited to, the materials describing changes in the ownership of Valor Communications Group, Inc. (“Valor”) and its predecessors and the transactions related to the formation of Valor and issuances of stock of Valor prior to the merger of ALLTEL Holding Corp. with and into Valor).

“Section 355(d) Ruling” shall mean a private letter ruling from the IRS, explicit or implicit in the acceptance of factual (rather than legal) representations in connection with the Tax-Free Split-Off Ruling, to the effect that, in the Exchange, the WCAS Subs (determined after applying Section 355(d)(7)) will not receive 50 percent or more of the Holdings Shares in exchange for WIN Common Stock that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the Closing Date.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Closing Date.

“Subsidiary” shall have the meaning specified in the Share Exchange Agreement.

“Special Dividend” shall have the meaning specified in the Share Exchange Agreement.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all U.S. federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (ii) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Benefit” shall mean the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable), and in the case of a consolidated federal income Tax Return or combined, unitary, or other similar state, local, or other income Tax Return, the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable). A Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction, or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that, where a Party has other losses, deductions, credits, or similar items available to it, deductions, credits, or items for which the other Party would be entitled to a payment under this Agreement or a reduction in indemnity payments or other offset under the Share Exchange Agreement shall be treated as the last items utilized to produce a Tax Benefit.

“Tax Certificates” shall mean the certificates, in customary form, of officers of the Parties that will be provided to (i) WIN’s tax counsel in connection with the Tax-Free Reorganization Opinion, the WIN Tax-Free Split-Off Opinion and the Tax-Free Debt Exchange Opinion and (ii) WCAS Subs’ tax counsel in connection with the WCAS Subs Tax-Free Split-Off Opinion.

“Tax Contest” shall have the meaning specified in Section 5.1.

“Tax-Free Debt Exchange Opinion” shall mean a written opinion of WIN’s tax counsel, addressed to WIN and dated as of the Closing Date, in form and substance reasonably satisfactory to WIN and the WCAS Subs, to the effect that the Holdings Exchange Notes will qualify as “securities” of Holdings within the meaning of Section 361 of the Code.

“Tax-Free Debt Exchange Ruling” shall mean a private letter ruling from the IRS to the effect that, in general, WIN will not recognize gain or loss for federal income tax purposes in connection with the consummation of the Debt Exchange.

“Tax-Free Reorganization Opinion” shall mean a written opinion of WIN’s tax counsel, addressed to WIN and dated as of the Closing Date, in form and substance reasonably satisfactory to WIN and the WCAS Subs, to the effect that the Contribution, taken together with the Exchange and the Debt Exchange, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

“Tax-Free Reorganization Ruling” shall mean a private letter ruling from the IRS to the effect that the Contribution, taken together with the Exchange and the Debt Exchange, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code.

“Tax-Free Special Dividend Ruling” shall mean a private letter ruling from the IRS, based on customary representations by WIN, to the effect that the Special Dividend will qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code.

“Tax-Free Split-Off Ruling” shall mean a private letter ruling from the IRS to the effect that the Exchange, as such, will qualify as a distribution of Holdings Shares pursuant to Section 355 of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of WIN, Holdings or the WCAS Subs.

“Tax-Free Status of the Transactions” shall mean that (i) the Contribution, taken together with the Exchange and the Debt Exchange, qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Debt Exchange constitutes a transfer of qualified property to WIN’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code, (iii) the Exchange, as such, qualifies as a distribution of Holdings Shares to the WCAS Subs pursuant to Section 355 of the Code, pursuant to which no gain or loss is recognized for federal income tax purposes by any of WIN, Holdings or the WCAS Subs, except to the extent of cash received in lieu of fractional shares, and (iv) the Special Dividend qualifies as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that the Special Dividend does not exceed WIN’s tax basis in the stock of Holdings immediately prior to the Special Dividend and that WIN distributes the Special Dividend to its creditors or shareholders in connection with the Contribution.

“Tax Materials” shall have the meaning set forth in Section 2.2.

“Tax Opinions” shall mean the Tax-Free Reorganization Opinion, the WIN Tax-Free Split-Off Opinion, the WCAS Subs Tax-Free Split-Off Opinion and the Tax-Free Debt Exchange Opinion.

“Tax-Related Losses” shall have the meaning set forth in Section 2.4(b)(iii).

“Tax Return” shall have the meaning specified in the Share Exchange Agreement.

“Taxing Authority” shall have the meaning specified in the Share Exchange Agreement.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Exchange.

“WCAS Subs Tax-Free Split-Off Opinion” shall mean a written opinion of the WCAS Subs’ tax counsel, addressed to the WCAS Subs and dated as of the Closing Date, in form and substance reasonably satisfactory to WIN and the WCAS Subs, to the effect that the Exchange, as such, will qualify as a distribution of Holdings Shares pursuant to Section 355(a) of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of the WCAS Subs.

“WIN Action” shall mean (i) any transaction with respect to the stock or assets of WIN or the WIN Subsidiaries that occurs after the Closing Date, (ii) any failure by WIN after the Closing Date to maintain its status as a company engaged in the conduct of an active trade or business or (iii) (x) the failure of any representation made by WIN in connection with the Rulings or the Tax Opinions or any subsequent ruling or opinion in connection with the Exchange, in each case with respect to WIN or the businesses conducted by WIN or the plans, proposals, intentions and policies of WIN after the Closing Date, to have been true and correct in all material respects when made, or (y) the failure by WIN or the WIN Subsidiaries to comply with any covenant made by WIN in connection with the Rulings or the Tax Opinions or any subsequent ruling or opinion in connection with the Exchange.

“WIN Common Stock” shall have the meaning specified in the Share Exchange Agreement.

“WIN Consolidated Group” shall mean any consolidated, combined or unitary group (i) of which WIN is the common parent corporation at any time or (ii) that otherwise included Holdings or any of the Division Subsidiaries for any Pre-Closing Period.

“WIN Notes” shall have the meaning specified in the recitals.

“WIN Subsidiaries” shall mean all direct and indirect Subsidiaries of WIN, other than Holdings and the Division Subsidiaries.

“WIN Tax-Free Split-Off Opinion” shall mean a written opinion of WIN’s tax counsel, addressed to WIN and dated as of the Closing Date, in form and substance reasonably satisfactory to WIN and the WCAS Subs, to the effect that the Exchange will qualify as a distribution of Holdings Shares pursuant to Section 355 of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of WIN or Holdings.

“WLM” shall have the meaning specified in the Share Exchange Agreement.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1 Obligations to File Tax Returns.

(a) Except as provided herein, WIN shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that include Holdings or any of the Division Subsidiaries or that otherwise relate to the Division for any Pre-Closing Period. Holdings, on behalf of itself and each Division Subsidiary, hereby irrevocably authorizes and designates WIN as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return. Except as otherwise provided herein, WIN shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which WIN bears responsibility under this Section 2.1(a) and to determine whether any refunds of such Taxes to which the WIN Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the WIN Consolidated Group.

(b) Except as provided herein, Holdings shall have the sole and exclusive responsibility for the preparation of all Tax Returns that include Holdings or any of the Division Subsidiaries or that otherwise relate to the Division for any Post-Closing Period. Except as otherwise provided herein, Holdings shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Holdings bears responsibility under this Section 2.1(b) and to determine whether any refunds of such Taxes to which the Holdings Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the Holdings Consolidated Group.

(c) To the extent permitted by law or administrative practice in any jurisdiction in which Tax Returns that include Holdings or any of the Division Subsidiaries or that otherwise relate to the Division are filed, the Parties shall cause the current Taxable period of Holdings or any Division Subsidiary to end at the end of the Closing Date.

(d) Except as provided herein, WIN shall have the sole and exclusive responsibility for the preparation and filing of all Tax Returns that include Holdings or any of the Division Subsidiaries or that otherwise relate to the Division for any Straddle Period. No later than sixty (60) Business Days prior to the date on which any such Straddle Period Tax Return is required to be filed (taking into account any valid extensions), WIN shall submit or cause to be submitted to Holdings a draft of such Straddle Period Tax Return for Holdings’ review. WIN shall make or cause to be made any and all changes to such Tax Return reasonably requested by Holdings, to the extent that such changes do not increase the amount of Tax for which WIN is responsible hereunder and shall consider, in good faith, other changes reasonably requested by Holdings; provided, however, that Holdings must submit to WIN its proposed changes to such Tax Return in writing within thirty (30) Business Days of receiving such Tax Return.

Section 2.2 Manner of Preparation. Unless and until there has been a Final Determination to the contrary, all Tax Returns of or that include Holdings, any of the Division Subsidiaries, WIN, the WCAS Subs, the Parents, or any of their respective Subsidiaries shall be prepared in a manner that is consistent with (A) the Ruling Request, (B) the Rulings, (C) the Tax Opinions, (D) the Tax Certificates, and (E) any other materials delivered or deliverable in connection with the issuance of the Rulings and the rendering of the Tax Opinions (collectively, the “Tax Materials”). In addition, to the extent permitted by law, unless and until there has been a Final Determination to the contrary, all Tax Returns of Holdings and the Division Subsidiaries prepared pursuant to Section 2.1(a) or (d) shall be prepared in a manner that is otherwise consistent with past practices of WIN, Holdings and the Division Subsidiaries.

Section 2.3 Obligation to Remit Taxes. Except as otherwise provided herein, WIN and Holdings each shall remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that it is required to file hereunder (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by it or its Subsidiaries to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return, the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Taxing Authority.

Section 2.4 Allocation of and Indemnification for Taxes.

(a) Indemnification by WIN. WIN shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless Holdings, the WCAS Subs, and the Parents from and against, (i) all Taxes (other than Exchange Taxes) of WIN or any of its Subsidiaries (other than Holdings or the Division Subsidiaries) for any period, (ii) all Taxes (other than Exchange Taxes) of Holdings and the Division Subsidiaries, or that otherwise relate to the Division, for any Pre-Closing Period, and (iii) all Exchange Taxes, except to the extent that such Taxes are subject to indemnification by Holdings pursuant to Section 2.4(b)(ii) or (iii).

(b) Indemnification by Holdings.

(i) Holdings shall pay or cause to be paid, shall be responsible for, and shall indemnify and hold harmless WIN from and against all Taxes (other than Exchange Taxes) of Holdings or the Division Subsidiaries, or that otherwise relate to the Division, for any Post-Closing Period (except for Taxes for which WIN is responsible pursuant to Section 2.4(a)(i)).

(ii) Notwithstanding any other provision of this Agreement to the contrary, if there is a Forward Commitment in effect at the time of the Debt Exchange, then Holdings shall indemnify, defend and hold harmless WIN from and against any and all Taxes on cancellation of indebtedness income recognized by WIN in connection with the Debt Exchange that results solely from a difference between the fair market value of the Holdings Exchange Notes at the time of the Debt Exchange and the fair market value ascribed to the Holdings Exchange Notes in the Debt Exchange, but only to the extent that such difference arises solely as a result of the interest rate on the Holdings Exchange Notes being capped at the Maximum Yield pursuant to the Forward Commitment. Without limiting the foregoing obligation of Holdings, WIN will consult with Holdings in good faith prior to the Debt Exchange concerning whether any such income is likely to be recognized.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if there is a Final Determination that an Exchange Disqualification has occurred, then Holdings shall indemnify, defend and hold harmless WIN and the WIN Subsidiaries (or any successor to any of them) from and against any and all (A) Taxes imposed pursuant to a Final Determination, (B) accounting, legal and other professional fees and court costs incurred in connection with such Taxes (other than such costs incurred in the joint defense of a Third-Party Claim, which costs are subject to Section 5.4 below) and (C) Taxes resulting from indemnification payments hereunder (collectively, “Tax-Related Losses”), incurred by WIN or the WIN Subsidiaries, to the extent that the Exchange Disqualification results from (y) any Disqualifying Action taken after the Closing Date by any WCAS Sub or any Parent or Holdings or any of its Subsidiaries or (z) a Section 355(d) Breach. Notwithstanding any other provision of this Agreement to the contrary, the liability of Holdings pursuant to this Section 2.4(b)(iii), subject to the limitations contained in Section 2.4(c), shall be the sole and exclusive basis for any remedy of WIN and its Affiliates for any matter (including any breach of representation or covenant) related to an Exchange Disqualification or any Exchange Taxes.

(c) Exceptions to the Indemnification Obligation of Holdings.

Notwithstanding anything herein to the contrary:

(i) If WIN delivers to Holdings a written determination, pursuant to any clause of Section 3.3, that a Potential Disqualifying Action or other action described in Section 3.3 would not jeopardize the Tax-Free Status of the Transactions, then Holdings shall have no obligation to indemnify WIN pursuant to Section 2.4(b) in respect of such Potential Disqualifying Action or such other action, except to the extent that a Disqualifying Action results from the inaccuracy, incorrectness or incompleteness of any representation provided by Holdings, any WCAS Sub or any Parent to WIN in respect of that determination.

(ii) Holdings shall have no obligation to indemnify WIN pursuant to Section 2.4(b) in respect of any action or transaction that is expressly permitted to be taken without the consent of WIN under Section 3.3, except to the extent that, in the case of an action permitted pursuant to a ruling described in Section 3.3(g), a Disqualifying Action results from the inaccuracy, incorrectness or incompleteness of any representation provided by Holdings, any WCAS Sub or any Parent to the IRS in connection with such ruling.

(iii) Holdings shall have no obligation to indemnify WIN pursuant to Section 2.4(b) in respect of any item of income, gain, deduction or loss arising in respect of or as a result of an intercompany transaction pursuant to Section 1.1502-13 of the Treasury Regulations, an excess loss account pursuant to Section 1.1502-19 of the Treasury Regulations or any similar item, in each case includable in income without regard to the Tax-Free Status of the Transactions, except to the extent that such item is attributable to the receipt by WIN of any indemnification payment from Holdings pursuant to this Agreement, the Share Exchange Agreement, or the Ancillary Agreements.

(d) In the case of Taxes (other than Exchange Taxes) that are attributable to a Straddle Period, such Taxes shall be allocated between the portion of the Straddle Period that is a Pre-Closing Period and the portion of the Straddle Period that is a Post-Closing Period based on a Closing of the Books Method.

Section 2.5 Transfer Taxes. WIN and Holdings shall each bear fifty percent of any Transfer Taxes.

Section 2.6 Refunds. Holdings shall be entitled to any refund of or credit for Taxes for which Holdings is responsible under this Agreement, and WIN shall be entitled to any refund of or credit for Taxes for which WIN is responsible under this Agreement. Refunds for any Straddle Period shall be equitably apportioned between WIN and Holdings in accordance with the provisions of this Agreement governing such periods. A Party receiving a refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within five (5) Business Days after the receipt of the refund.

Section 2.7 Carrybacks. To the extent permitted by law, Holdings and its Subsidiaries shall elect to forego a carryback of any net operating losses, capital losses, or credits (including the election under Section 172(b)(3) of the Code) from any Post-Closing Period to any Pre-Closing Period. If and to the extent that Holdings or any of its Subsidiaries is not permitted by applicable law to forego such carryback and requests in writing that WIN obtain a refund with respect to such carryback, then (a) WIN shall use commercially reasonable efforts to obtain a refund with respect to such carryback (including by filing an amended Tax Return) and (b) to the extent that WIN receives a refund of Taxes (including interest received thereon) attributable to such carryback, WIN shall pay such refund to Holdings. WIN shall be entitled to reduce the amount of any such refund for its reasonable costs and expenses incurred in connection with such refund, including any Taxes on receipt of such refund or interest thereon.

Section 2.8 Timing Adjustments.

(a) If an audit or other examination by any Taxing Authority with respect to any Tax Return shall result (by settlement or otherwise) in any adjustment that (i) decreases deductions, losses, or Tax credits, or increases income, gains, or recapture of Tax credits, of WIN or any of its Subsidiaries for a Pre-Closing Period in respect of an item for which

WIN is responsible hereunder and (ii) will permit Holdings or any of its Subsidiaries to increase deductions, losses, or Tax credits, or decrease income, gains, or recapture of Tax credits in respect of any item for which Holdings is responsible hereunder, Holdings shall pay to WIN the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(b) If an audit or other examination by any Taxing Authority with respect to any Tax Return shall result (by settlement or otherwise) in any adjustment that (i) decreases deductions, losses, or Tax credits, or increases income, gains, or recapture of Tax credits, of Holdings or any of its Subsidiaries for a Post-Closing Period in respect of an item for which Holdings is responsible hereunder and (ii) will permit WIN or any of its Subsidiaries to increase deductions, losses, or Tax credits, or decrease income, gains, or recapture of Tax credits in respect of any item for which WIN is responsible hereunder, WIN shall pay to Holdings the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(c) If an audit or other examination by any Taxing Authority with respect to any Tax Return shall result (by settlement or otherwise) in any adjustment that (i) increases deductions, losses, or Tax credits, or decreases income, gains, or recapture of Tax credits, of WIN or any of its Subsidiaries for a Pre-Closing Period in respect of an item for which WIN is responsible hereunder and (ii) will cause Holdings or any of its Subsidiaries to decrease deductions, losses, or Tax credits, or increase income, gains, or recapture of Tax credits in respect of any item for which Holdings is responsible hereunder, WIN shall pay to Holdings the amounts of any Tax Benefits to WIN and its Subsidiaries that result therefrom (but not more than the increased Tax or loss of Tax Benefit to Holdings and its Subsidiaries) within ten (10) days of the date on which such Tax Benefits are realized.

(d) The Party in control of the audit or other examination to which any such adjustment described in 2.8(a), (b) or (c) above relates shall notify the other Party and provide it with adequate information so that it may reflect such adjustment on its applicable Tax Returns.

Section 2.9 Amended Returns. Holdings shall not, and shall not permit any of its Subsidiaries to, file any amended Tax Return that includes WIN or any of the WIN Subsidiaries.

Section 2.10 Dispute Resolution. Subject to the final sentence of this Section 2.10, the Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. Subject to the final sentence of this Section 2.10, if the Parties cannot agree within ten (10) Business Day following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be determined as follows: within twenty (20) Business Days of the Dispute Date, WIN and Holdings shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within thirty (30) Business Days of the Dispute Date. If either Party shall fail to appoint an arbitrator within such twenty (20) Business Day period, the arbitration shall be conducted by the sole arbitrator appointed by the other Party.

Whether selected by WIN, Holdings, or otherwise, each arbitrator selected to resolve such dispute shall be a tax lawyer who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved. Such arbitrators shall be empowered to resolve the Dispute, including by engaging nationally recognized accounting and other experts. Each of WIN and Holdings shall bear 50% of the aggregate expenses of the arbitrators (or the sole arbitrator). The decision of the arbitrators shall be rendered no later than ninety (90) Business Days from the Dispute Date and shall be final. Notwithstanding the foregoing, this provision shall not apply to any Dispute related to liability for, or an indemnification obligation with respect to, any Exchange Taxes.

ARTICLE III

REPRESENTATIONS AND COVENANTS

Section 3.1 Compliance with the Ruling Request, the Rulings and Tax Opinions. (a) WIN hereby represents and warrants that (i) it has examined (or upon receipt will examine) the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to WIN or any of its Affiliates (including Holdings and the Division Subsidiaries), are or will be from the time presented or made through and including the Closing Date true, correct, and complete in all material respects. WIN hereby confirms and agrees to comply (or to cause its Subsidiaries, including Holding and the Division Subsidiaries for periods through and including the Closing Date, to comply) with any and all covenants and agreements in the Tax Materials applicable to WIN or any of its Subsidiaries.

(b) Holdings hereby represents and warrants that (i) it has examined (or upon receipt will examine) the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Holdings or any of the Division Subsidiaries, are or will be from the time presented or made through and including the Closing Date true, correct, and complete in all material respects.

(c) The WCAS Subs hereby represent and warrant that (i) they have examined (or upon receipt will examine) the Tax Materials and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to the WCAS Subs or the Parents or any of their respective Affiliates, are or will be from the time presented or made through and including the Closing Date true, correct, and complete in all material respects. The WCAS Subs hereby confirm and agree to comply (or to cause their Subsidiaries, including Holding and the Division Subsidiaries for periods after the Closing Date, to comply) with any and all covenants and agreements in the Tax Materials applicable to the WCAS Subs or any of their Subsidiaries.

Section 3.2 Covenants. (a) From and after the Closing Date, WIN shall not, and shall not permit any of its Subsidiaries (but, for avoidance of doubt, not including Holdings and the Division Subsidiaries) to, take any Disqualifying Action. From and after the Closing Date, no WCAS Sub shall, and Holdings shall not and shall not permit any of its Subsidiaries to, take any Disqualifying Action; provided, however, that there shall be no breach of the covenant contained in this sentence in the circumstances described in Section 2.4(c).

(b) Except as otherwise provided in subsection (c) or (g) of this Section 3.3, until the expiration of the Restricted Period, Holdings and the WCAS Subs shall not, nor shall Holdings permit any of its Subsidiaries to, take any action (including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions) that might cause an Exchange Disqualification to occur (any such action, a “Potential Disqualifying Action”), including any action that might be inconsistent with any representation made in the Tax Materials, unless, prior to the taking of the Potential Disqualifying Action, WIN has delivered to Holdings a written determination, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Transactions, that the Potential Disqualifying Action would not jeopardize the Tax-Free Status of the Transactions. In addition, the WCAS Subs shall use commercially reasonable efforts to cause the Additional WCAS Holders to comply with this covenant and not to take any action inconsistent therewith.

(c) Until the expiration of the Restricted Period, neither Holdings nor any WCAS Sub shall enter into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction (including a merger to which Holdings is a party) involving the acquisition (including by Holdings or any of its Subsidiaries) of capital stock of Holdings, and Holdings shall not issue any additional shares of capital stock or transfer or modify any options, warrants, convertible obligations or other instrument that provides for the right or possibility to issue, redeem or transfer any shares of capital stock of Holdings (or enter into any agreement, understanding, arrangement or any substantial negotiations with respect to any such issuance, transfer or modification), except to the extent that all such agreements, understandings, arrangements, substantial negotiations and other issuances, taken together, do not involve a direct or indirect acquisition by any Person or Persons of a “50 percent or greater interest” in Holdings within the meaning of Section 355(d)(4) of the Code. In addition, the WCAS Subs shall use commercially reasonable efforts to cause the Additional WCAS Holders to comply with this covenant and not to take any action inconsistent therewith. Notwithstanding the foregoing:

(i) Holdings may issue additional shares of common stock of Holdings to a person in a transaction to which Section 83 or Section 421(a) or (b) of the Code applies (or options to acquire stock in such a transaction) in connection with the person’s performance of services as an employee, director or independent contractor of WIN, Holdings, any of their respective Subsidiaries, or any other person that is related to WIN or Holdings under Section 355(d)(7)(A) of the Code or a corporation the assets of which Holdings or a Subsidiary acquires in a reorganization under Section 368 of the Code, provided that such stock is not excessive by reference to the services performed by such person and such person or a coordinating group of which the person is a member will not be a controlling shareholder or a ten-percent shareholder of Holdings (within the meaning of Treasury Regulations Section 1.355-7(h)(3) and (8)) immediately after the issuance of such common stock; and

(ii) Holdings may issue additional shares of common stock of Holdings to a retirement plan of Holdings or any other person that is treated as the same employer as Holdings under Section 414(b), (c), (m), or (o) of the Code that qualifies under Section 401(a) or 403(a) of the Code, provided that the stock acquired by all of the qualified plans of Holdings and such other persons during the four-year period beginning two years before the Closing Date does not, in the aggregate, represent more than ten percent of the total combined voting power of all classes of stock of Holdings entitled to vote or more than ten percent of the total value of shares of all classes of stock of Holdings.

(d) Until the expiration of the Restricted Period, Holdings shall cause its wholly-owned Subsidiaries that were wholly-owned Subsidiaries of Holdings on the Closing Date to continue the active conduct of business of Holdings to the extent so conducted by those Subsidiaries immediately prior to the Closing Date. Holdings shall cause those Subsidiaries to continue the active conduct of the business of Holdings primarily through officers and employees of Holdings or any of its Subsidiaries (and not primarily through independent contractors).

(e) Until the expiration of the Restricted Period, Holdings shall not voluntarily dissolve, liquidate, merge or consolidate with any other person, unless (i) in the case of a merger or consolidation, Holdings is the survivor of the merger or consolidation or (ii) prior to undertaking such action, WIN has delivered to Holdings a written determination, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Transactions, that such action would not jeopardize the Tax-Free Status of the Transactions.

(f) Holdings shall not take any action with respect to the Holdings Exchange Notes that might result in their failing to qualify as “securities” within the meaning of Section 361.

(g) Notwithstanding the foregoing, the provisions of this Section 3.3 shall not prohibit Holdings and its Subsidiaries, or the WCAS Subs from implementing any Potential Disqualifying Action upon which the IRS has granted a favorable ruling to WIN or Holdings. Any such ruling will be treated as favorable for purposes of this Section 3.3(g) only if the Potentially Disqualifying Action is described in reasonable detail in such ruling and it is clear on the face of such ruling that such Potentially Disqualifying Action may be implemented without jeopardizing the Tax-Free Status of the Transactions.

ARTICLE IV

PAYMENTS

Section 4.1 Payments. Except as otherwise provided herein, payments due under this Agreement shall be made no later than ten (10) Business Days after (i) the receipt or crediting of a refund, (ii) the realization of a Tax Benefit for which the other Party is entitled to reimbursement, or (iii) the delivery of notice of payment of a Tax for which the other Party is responsible under this Agreement, in each case by wire transfer of immediately available funds to an account designated by the Party entitled to such payment. Payments due hereunder, but not made within such period, shall be accompanied by simple interest at a rate of ten (10) percent.

Section 4.2 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement or the Share Exchange Agreement with respect to a Pre-Closing Period or as a result of an event or action occurring in a Pre-Closing Period (including payments pursuant to Section 1.6 of the Share Exchange Agreement) shall be treated, to the extent permitted by law, for all Tax purposes as a distribution from or a capital contribution to Holdings made immediately prior to the Exchange. If the receipt or accrual of any such payment that is an indemnification payment (including a payment pursuant to Section 2.4 of this Agreement or pursuant to Article IX of the Share Exchange Agreement) results in Taxable income (including an increase in the amount of any gain or other income realized on the Exchange) to the recipient thereof, such payment (other than any payment pursuant to Section 1.6 of the Share Exchange Agreement) shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. To the extent that any Party is liable for Taxes for which the other Party is responsible hereunder and such liability for Taxes gives rise to a Tax Benefit to the former Party, the amount of any payment made to the former Party by the latter Party shall be decreased by taking into account any resulting reduction in Taxes of the former Party. If a reduction in Taxes of the former Party occurs in a Taxable period following the period in which the payment is made by the latter Party, the former Party shall promptly repay the latter Party the amount of such reduction when actually realized.

Section 4.3 Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.1 Notice of Tax Contests. Holdings shall promptly notify WIN in writing upon receipt by any of Holdings, the WCAS Subs, the Parents, or any of their respective Subsidiaries, of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment, or other proceeding (a “Tax Contest”) concerning any Tax Return or otherwise concerning Taxes for which WIN may be liable under this Agreement. WIN shall promptly notify Holdings and the WCAS Subs in writing upon receipt by WIN or any of its Subsidiaries of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which Holdings may be liable under this Agreement.

Section 5.2 Control of Contest by WIN. Except as provided in Section 5.4, WIN shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving (a) any Pre-Closing Period Tax Return of Holdings or any of the Division Subsidiaries or otherwise relating to the Division or (b) any Straddle Period Tax Return of Holdings or any of the Division Subsidiaries or otherwise relating to the Division, to the extent that the Tax Contest relates only to the Pre-Closing Period portion of such Straddle Period. Upon Holdings’ request, Holdings shall be allowed to participate in, but not to control, at Holdings’ expense, the handling of any such Tax Contest with respect to any item that may affect the liability of Holdings hereunder. WIN shall not settle or concede any such Tax Contest with respect to any material item for which Holdings is liable hereunder without the prior written consent of Holdings, which consent shall not be unreasonably withheld, delayed, or conditioned.

Section 5.3 Control of Contest by WCAS Subs. Except as provided in Section 5.4, Holdings shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, involving any Tax Return that includes Holdings or any of the Division Subsidiaries or otherwise relates to the Division or the ownership of the Holdings Shares not described in Section 5.2. Upon WIN’s request, WIN shall be allowed to participate in, but not to control, at WIN’s expense, the handling of any such Tax Contest with respect to any item that may affect the liability of WIN hereunder. Holdings shall not settle or concede any such Tax Contest with respect to any material item for which WIN is liable hereunder without the prior written consent of WIN, which consent shall not be unreasonably withheld, delayed, or conditioned.

Section 5.4 Joint Control of Certain Tax Contests. WIN and Holdings shall jointly control, and shall cooperate in good faith in, the handing of any Tax Contest that relates to (i) any potential Exchange Disqualification or any Exchange Taxes for which Holdings may be obligated to provide indemnification hereunder or (ii) any Straddle Period Tax Return, if the Tax Contest relates both to the Pre-Closing Period portion and to the Post-Closing Period portion of the Straddle Period. WIN and Holdings shall exercise their rights to jointly control the defense of any such Tax Contest solely for the purpose of defeating such Tax Contest. If either WIN or Holdings fails to jointly defend any such Tax Contest, then the other party shall solely defend such Tax Contest and the party failing to jointly defend shall use reasonable best efforts to cooperate with the other party in its defense of such Tax Contest. WIN and Holdings shall each pay its own expenses related to the handling of any such Tax Contest.

ARTICLE VI

COOPERATION

Section 6.1 General. Each Party shall, and shall cause all of such Party’s Subsidiaries and, to the extent capable of so doing, Affiliates to, fully cooperate with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

Section 6.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees (a) to treat the Contribution, together with the Exchange and the Debt Exchange, as a tax-free reorganization under Section 368 of the Code and the Exchange as a tax-free distribution under Section 355(a) of the Code and (b) not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise that is inconsistent with (i) the allocation of Taxes and Tax Benefits hereunder, (ii) the Rulings or (iii) the Tax Opinions.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1 Retention of Records; Access. The Parties shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either WIN and its Subsidiaries or Holdings, the WCAS Subs, the Parents, and each of their respective Subsidiaries for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that WIN or any of its Subsidiaries proposes to destroy such material or information, WIN shall first notify Holdings in writing and Holdings shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Closing Date that Holdings or any of its Subsidiaries proposes to destroy such material or information, Holdings shall first notify WIN in writing and WIN shall be entitled to receive such materials or information proposed to be destroyed.

Section 7.2 Confidentiality; Ownership of Information; Privileged Information. The provisions of the Confidentiality Agreement relating to confidentiality of information, ownership of information, privileged information, and related matters shall apply with equal force to any records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement.

Section 7.3 Continuation of Retention of Information, Access Obligations. The obligations set forth above in Sections 7.1 and 7.2 shall continue until the longer of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Complete Agreement; Construction. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date.

Section 8.4 Joint and Several Liability of WCAS Subs. Following the Closing Date, the WCAS Subs shall be jointly and severally liable for any liability or obligation of Holdings and the Division Subsidiaries under this Agreement (provided, however, that in no event shall such liability extend to any shareholder of any WCAS Sub).

Section 8.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to WIN:	Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR, 72212
Facsimile: (501) 748-7400
Attention: Brent Whittington

with a copy to:	Windstream Corporation
4001 Rodney Parham Road
Little Rock, AR, 72212
Facsimile: (501) 748-7996
Attention: Willis Kemp

and with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (917) 777-2000
Attention: J. Phillip Adams

If to Holdings:	Windstream Regatta Holdings, Inc.
188 Inverness Drive West
Suite 800
Englewood, Colorado 80112
Facsimile: (303) 867-1604
Attention: John Fischer

with a copy to:	Kirkland & Ellis LLP
153 E. 53rd St.
New York, New York 10022
Attention: Greer L. Phillips

If to WCAS Subs:	c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, NY 10022
Facsimile: (212) 893-9575
Attention: John Almeida

with a copy to:	c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue
Suite 2500
New York, NY 10022
Facsimile: (212) 893-9575
Attention: Jonathan Rather

and with a copy to:	Kirkland & Ellis LLP
153 E. 53rd St.
New York, New York 10022
Attention: Greer L. Phillips

or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

Section 8.6 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.7 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.8 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

Section 8.9 No Strict Construction. WIN, Holdings, and the WCAS Subs each acknowledge that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

Section 8.10 Application to Present and Future Subsidiaries. This Agreement is being entered into by the Parties on behalf of themselves and their respective Subsidiaries. This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of any Party to this Agreement in the future.

Section 8.11 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.12 Exhibits and Schedules. The exhibits and schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.13 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each Party hereto by the same methods as are specified for the giving of notices under this Agreement. Each Party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

Section 8.14 Severability. If any term, provisions, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Windstream Corporation

By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive V.P. & General Counsel

Windstream Regatta Holdings, Inc.

By:	/s/ John S. Fischer
	Name:	John S. Fischer
	Title:	Interim General Counsel

REGATTA HOLDING I, L.P.

By:	Regatta Split-off I LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President

REGATTA HOLDING II, L.P.

By:	Regatta Split-off I LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President

REGATTA HOLDING III, L.P.

By:	Regatta Split-off I LLC
Its:	General Partner

By:	/s/ John Almeida, Jr.
	Name:	John Almeida, Jr.
	Title:	President